Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Work Force Reductions

Company also Agrees to Regulatory Consent Orders and Defers Interest Payments on

Trust Preferred Debentures

CORAL GABLES, Fla., Sept. 19, 2008 – BankUnited Financial Corporation (NASDAQ:BKUNA), parent company of BankUnited FSB (the Bank), today announced that the Company, as part of its strategic plan, is reducing the headcount of the Bank by approximately 160 persons, or 12% of the Bank’s current workforce. The reductions will come primarily from the Bank’s residential lending support and operations. The Company expects this action to result in estimated annualized cost savings of approximately $11 million.

“We have done everything to avoid cutting staff and it is painful to get to this point,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “Unfortunately in this unprecedented economic environment, it has become a necessary step.”

Regulatory Consent Orders

The Company and the Bank have reached agreement with the Office of Thrift Supervision (OTS) on regulatory consent orders that require the Company and the Bank to take various actions and impose certain restrictions designed to improve their financial strength. The Company has previously disclosed most of the actions and restrictions set forth in the new Orders which the OTS and the Company and Bank agreed to today. BankUnited and the Bank have therefore, already taken action on, and in certain situations, completed or made substantial progress towards completion of a number of the required actions.

The Orders acknowledge that BankUnited has previously submitted a capital augmentation plan and an alternative capital strategy to the OTS to preserve and enhance its capital and the Bank’s capital. Upon receipt of the OTS’s written non-objection, BankUnited must adopt and implement the capital plan. The Orders require the Bank, on and after December 31, 2008, to meet and maintain a minimum Tier One Core Capital Ratio of 7% and a minimum Total Risk-Based Capital ratio of 14%. The Bank’s core and risk-based capital ratios were 7.6% and 13.8%, respectively, at June 30, 2008. The Orders prohibit the Bank from paying, and BankUnited from accepting or requesting from the Bank, dividends or capital distributions without receiving the prior written approval of the OTS. The Orders also require, among other things, that BankUnited and the Bank notify the OTS prior to adding directors or senior executive officers; limit certain kinds of severance and indemnification payments; and obtain

OTS approval before entering into, renewing, extending, or revising any compensatory or benefits arrangements with any director or officer.

The Orders also require that the Bank enhance its policies and procedures regarding its allowance for loan losses, limit its asset growth and develop strategies to strengthen its liquidity position.

In addition, the Orders preclude the Bank from originating any loans that provide for or may result in negative amortization, including payment option adjustable rate mortgages (option ARM loans). Additionally, the Orders preclude the Bank from originating any loans under reduced documentation and no documentation loan programs; require the Bank to reduce the portfolio of negative option ARM loans; and enhance monitoring and internal reporting on the option ARM loan reduction efforts and on unpaid mortgage insurance claims. The Bank must report regularly to the OTS on such efforts. As previously announced the Bank has already terminated the option ARM loan program, eliminated all reduced documentation and no documentation loan programs and suspended the payment of dividends.

“We have been working closely with our regulators to proactively position BankUnited to meet the challenges of the sharp decline in the housing and financial markets,” said Camner. “We have already enacted many of the elements of the order.

“Most importantly the Orders do not prevent us from offering the products and services needed to meet our customers’ banking needs. Our employees remain committed to providing our customers with the high-quality and professional service to which they are accustomed.”

The description of each Order and the corresponding Stipulation and Consent set forth herein are qualified in their entirety by reference to the Orders and Stipulations, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Company’s Current Report on Form 8-K filed today with the SEC.

Deferral of Interest Payments on the Company’s Trust Preferred Debentures

The Company also announced that the Board of Directors has determined to defer payment of regularly scheduled quarterly interest payments on the Company’s aggregate $237 million of floating rate junior subordinated interest debentures (the Subordinated Debentures) associated with its ten trust preferred subsidiaries. Pursuant to the indentures for the Subordinated Debentures, the Company has the right to defer payments of interest for up to twenty consecutive quarterly periods, provided that there is no event of default (as defined in the indentures), existing at the time of deferral. During a period for which interest payments are deferred the Company may not, among other things and subject to certain exceptions, declare or pay dividends with respect to the Company’s capital stock, pay principal or interest on debt that rank pari passu or junior to the Subordinated Debentures and make any payments under guarantees of the Company which rank pari passu or junior to the Subordinated Debentures. During a period when interest payments are being deferred, interest continues to accrue at an annual rate equal to the interest rate in effect for such period and compounded quarterly from the date of deferral. All interest, including the additional compounded quarterly interest, must be paid at the end of the deferral period. The total estimated annual interest that would be payable on the Subordinated Debentures, if not deferred, would be $12.4 million, based on current variable rates. The deferrals are expected to take effect commencing with the regularly scheduled payments in Oct. 2008.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At June 30, 2008, BankUnited had assets of $14.2 billion.

Serving customers through 85 branches in 13 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release may contain certain forward-looking statements Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “will,” “should,” “would,” “could,” “may,” “can,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements may include, but are not limited to, discussions concerning national and regional business and economic conditions, fiscal and monetary policies; natural events such as hurricanes; changes in interest rates; a reduced demand for credit; reduced access to borrowings and deposits; a decrease in deposit flows, loan demand or deposit or other customers; risks associated with residential mortgage lending or the slowdown in the housing market, including, without limitation, continued deterioration in credit quality, reduced real estate values and slower sales, interest rate changes, payment elections by borrowers of option ARM loans and deterioration in the ability of borrowers to repay their loans and other debts; competition from other financial service companies in our markets; potential or actual litigation; potential or actual actions by regulators, including, without limitation, new, changed or increased regulatory restrictions and the ability to comply with such restrictions; our ability to comply with the regulatory consent orders; changes in regulations, laws, policies or standards, including, among others, changes in accounting standards, guidelines and policies; the outcome of ongoing tax audits; the issuance, redemption or deferral of payments on company debt or equity; the concentration of operations in Florida; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; unfavorable conditions in the capital markets; the possible loss of key personnel; the possible inability to successfully implement its agreement with regulators, strategic initiatives, and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services. Neither the success, timing nor terms of the Company’s capital raising efforts are certain. The Company is not able to make any assurances, including but not limited to any assurances that the increased rate of sale of foreclosed homes will continue in future periods, that the percentage of unsold homes in escrow or under negotiation will be representative of the number or percentage of homes sold in future periods, that the quality of the Company’s loan portfolio will continue in future periods, that the Company will have adequate liquidity in future periods, or that the Company will qualify as “well-capitalized,” “adequately-capitalized” or otherwise in future periods. The Company does not update forward-

looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law. Please refer to the documents that BankUnited Financial Corporation files periodically with the SEC, such as the Form 10-K for the 2007 fiscal year, and report on Form 10-Q for the fiscal quarter ended June 30, 2008, which contain additional important factors that could cause actual results to differ from the Company’s current expectations and from the forward-looking statements contained in this press release.